Exhibit 10.7

September 9, 2021

Stephen Smith

Delivered electronically

Dear Steve:

I am very pleased to present this offer of employment with mCube, Inc. and to briefly describe the terms of your proposed employment:

Title:	Chief Financial Officer [CFO]

Reporting to:	Ben Lee CEO

Start date:	Monday, October 4, 2021

Initial Compensation:	$270,000.00 annually paid semi-monthly in accordance with the Company’s regular payroll practices and subject to applicable withholdings.

Bonus Structure:	30% of base salary for on-target performance vs annual goals

Employment type:	Regular, full-time, exempt

Stock options:	We will recommend to the Board of Directors of the Company you be granted an option to purchase up to 800,000 shares of Common Stock of the Company under the Company’s 2019 Equity Incentive Plan (the “Plan”) at an exercise price per share equal to the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares subject to such option will vest over a four (4) year period for so long as you continue to be employed by the Company on the following schedule: one fourth (1/4) of the shares will vest at the end of your first anniversary with the Company, and an additional one forty-eighth (1/48th) of the shares will vest monthly thereafter. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.

Change in Control:

While your employment with the Company will be at-will, it is agreed that the Options will be subject to acceleration in vesting a follows: if (i) a “Deemed Liquidation Event” (as defined in the Company’s restated certificate of incorporation as amended from time-to-time) occurs during the term of your employment with the Company and (ii) within twelve (12) months following such Deemed Liquidation Event, you are Involuntarily Terminated (as defined below), then condition on your (a) signing and not revoking a release of claims in a form prescribed by the Company, (b) resigning from the Board (if applicable) on the date that your employment terminates, and (c) returning to the Company all of it property and confidential information that is in your possession and/or control, 50% of the then unvested shares subject to the Option will immediately become vested.

For this purpose “Involuntarily Terminated” means your involuntary discharge by the Company for reasons other than “Cause” (as defined below). For this purpose, “Cause” means (1) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure cause material harm to the Company, (2) your material breach of any agreement between you and the Company, (3) your material failure to comply with the Company’s written policies or rules, (4) your commission of an act of fraud or misappropriation of property belonging to the Company or it affiliates, or your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (5) your gross negligence or willful misconduct in connection with the performance of your duties, (6) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company, (7) your bringing an/or use of confidential or proprietary material from any former employer, or (8) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.”

Vacation Accrual:	You will be eligible for paid vacation, accruing at the rate of 3.33 hours per pay period, with future increases dependent on years of employment.

Benefit:

You will be eligible to participate in the Company’s employee benefits plans for Medical, Dental, and Vision effective the first day of the month immediately following your start date. Currently mCube contribute 100% of the employee premium, including family where applicable.

You will be eligible to receive other benefits offered to the Company’s employees, such as paid time-off for holidays.

We look forward to a long and profitable relationship. Please note acceptance of this offer of employment with mCube Inc. is on an “at-will” basis and is contingent on the execution of our At-Will Employment Agreement and our Invention Assignment and Confidentiality Agreement, copies attached for review to be signed on your start date in the presence of an mCube representative. If you have any questions about these agreements, please obtain legal consultation. “At-Will” means the employment relationship can be terminated by either of us for any reason at any time, with or without notice and with or without cause. Neither you, nor the Company, will have any liability to the other party for terminating the relationship. Any statements or representations to the contrary (and indeed any statements contradicting any provision in this letter) should be regarded by you as ineffective.

Further mCube reserves the right to change your compensation hours duties, benefits offered and/or benefits contribution as deemed necessary at its sole discretion, and/or to conform to the Company’s general policies, as they may change from time to time.

This letter is not a contract. It is, however, intended to confirm our mutual understanding regarding your initial terms of employment with mCube. By accepting this offer, you represent to mCube you are not a party to any agreement or understanding with past employers or other parties that would impair your right to accept employment with the Company. Additionally, in accordance with the Immigration Reform and Control Act of 1986 you agree to present, within three (3) days of your start date, documentation demonstrating you have authorization to work in the United States or your employment relationship with the Company may be terminated. This requirement applies to both U.S. citizens and non-U.S. citizens alike. Finally, you agree to abide by mCube’s rules and regulation.

If you are in agreement with the terms detailed in this offer, please sign the enclosed copy in the space provided and return a copy to the Company no later than 5:00 PM Pacific Time on Monday, September 20 2021. A soft copy is acceptable, with the hard copy original required no later than your start date. If we have not received your acceptance by the specified deadline, this offer will expire. By your signature, you acknowledge you have read and understood the terms and conditions contained herein, and in any attachments hereto, and accept our offer of employment.

Steve, we look forward to the opportunity to welcome you to our team and to help us to achieve Company goals.

Very truly yours,

On behalf of mCube loc.

/s/ Ben Lee
Ben Lee, CEO

Acceptance of Offer of Employment

I have read and understood the terms and conditions in this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge no other commitments were made to me as part of my employment offer except as specifically set forth herein. I agree I will not engage in any other employment, occupation consulting or other business activity directly related to the business in which the Company is now involved, or becomes involved, during the term of my employment nor will I engage in any other activities that conflict with my obligations to the Company.

/s/ Stephen Smith
Signature: Stephen Smith

9/20/21
Date of Acceptance

Oct 4, 2021
Indicate agreed start date

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